Exhibit 99.1

           Robocom Systems International Reports Financial Results for
                                3rd Quarter 2004

MASSAPEQUA, NY, March 29, 2004 -Robocom Systems International Inc. (OTCBB: RIMS) announced its results for the third quarter ended February 29, 2004.

For the third fiscal quarter of 2004, Robocom reported net income of $273,947, or $0.060 per fully diluted share, as compared to $129,258, or $0.030 per fully diluted share, in the year-ago quarter. Revenues for the three months ended February 29, 2004 were $1,127,254, an increase of 7% from $1,051,367 for the three months ended February 28, 2003.

For the nine-month period, net income increased 48% to $298,152, or $0.065 per fully diluted share, as compared to $201,596, or $0.045 per fully diluted share, in the year ago period. Software license revenues increased by approximately 132% to $481,815 for the nine-month period ended February 29, 2004, as compared to $207,827 for the nine-month period ended February 28, 2003. Revenue from services decreased by approximately 18% and hardware sales decreased by approximately 87%. Maintenance revenue increased by approximately 2%, as compared to the prior period. Software amortization declined by 16% and selling, general and administrative expenses decreased by 14%. This resulted in operating income of $298,152, or $0.065 per fully diluted share, as compared to $201,596, or $0.045 per fully diluted share, in the year-ago period.

During the period, the Company operated on a positive cash flow basis and, excluding non-cash expenses, recorded net income of $879,200, or $0.20 per fully diluted share, as compared with $889,897, or $.20 per fully diluted share, in the year-ago period. "I am very pleased with third-quarter results, showing an increase in revenue over 2003's third quarter and an increase in net income year-to-date," said Irwin Balaban, President and CEO.

Highlights of the third quarter included:

      o Received notification that the Federal Aviation Administration opted to continue with a full integration deployment of RIMS(TM) at the Mike Monroney Aeronautical Center Oklahoma City facility.

      o Signed an international license agreement to provide RIMS(TM) and related services for a number of warehouses to a customer located in South East Asia.

      o Continued working with existing customers to upgrade their RIMS(TM) implementations. This effort included installing an integrated transportation management system for one long-time client and helping another with a warehouse expansion project.

      o Finalized development of the latest version of RIMS(TM), Version 5.0, which focuses on an improved browser user interface and enhanced features like the RIMS Tool Kit, Third Party Billing (Activity Based Costing) and support for Global Trade Item Number
            (GTIN) tags.

"Robocom recorded a significant increase in license revenues for the third quarter of 2004 and continued to post net income year-to-date, showing our focus on sales execution, while maintaining profitability," said Mr. Balaban. "Although we are still experiencing the effects of economic uncertainties, we feel our commitment to providing an innovative state-of-the-art software solution will provide a basis for continued growth and financial stability."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                          Quarter Ended       Nine Months Ended
                                            February              February
                                       29, 2004   28, 2003   29, 2004   28, 2003
                                       --------   --------   --------   --------
Revenues                               $  1,127   $  1,051   $  2,467   $  2,951
Cost of revenues                            459        513      1,142      1,534
                                       --------   --------   --------   --------
Gross margin before amortization            668        538      1,325      1,417
Software amortization                       202        232        581        688
                                       --------   --------   --------   --------
Gross margin                                466        306        744        729

Selling, general & administrative
  expenses                                  187        172        433        501
                                       --------   --------   --------   --------
Income from operations                      279        134        311        228
Interest expense                              5          5         13         26
                                       --------   --------   --------   --------
Income before provision for
  income taxes                              274        129        298        202
Provision for income taxes                   --         --         --         --
                                       --------   --------   --------   --------
Net income                             $    274   $    129   $    298   $    202
                                       ========   ========   ========   ========
Net income per basic share             $  0.061   $  0.030   $  0.066   $  0.045
                                       ========   ========   ========   ========
Net income per diluted share           $  0.060   $  0.030   $  0.065   $  0.045
                                       ========   ========   ========   ========
Weighted average shares outstanding:
    Basic                                 4,496      4,496      4,496      4,496
                                       ========   ========   ========   ========
    Diluted                               4,588      4,496      4,577      4,496
                                       ========   ========   ========   ========

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Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
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